UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            Avax Technologies, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.004 per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   053495305
              ----------------------------------------------------
                                 (CUSIP Number)

CUSIP No. 053495305
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Thomas Jefferson University
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               229,121
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        229,121
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      229,121
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      5.24%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      OO
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!


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

ITEM 1(a).  NAME OF ISSUER:
               AVAX Technologies, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               4520 Main Street, Suite 930
               Kansas City, MO 64111

ITEM 2(a).  NAME OF PERSON FILING:
               Thomas Jefferson University

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                c/o Office of Technology Transfer
                1020 Locust Transfer
                Philadelphia, PA 19107

ITEM 2(c).  CITIZENSHIP:
                United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
                Common Stock, par value $.004 per share

ITEM 2(e).  CUSIP NUMBER:
                053495305

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
               Not Applicable

ITEM 4.     OWNERSHIP
               (a)    AMOUNT BENEFICIALLY OWNED:
                      229,121 shares

               (b)    PERCENT OF CLASS:
                      5.24%

               (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                      (i)     Sole power to vote or to direct the vote:
                              229,121 shares
                      (ii)    Shared power to vote or to direct the vote:
                              NONE
                      (iii) Sole power to dispose or to direct the disposition of: 229,121 shares
                      (iv) Shared power to dispose or to direct the disposition of:
                              NONE

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               Not applicable


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

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
               Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
               Not Applicable

ITEM 10.    CERTIFICATION
               Not Applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 17, 1998                 THOMAS JEFFERSON UNIVERSITY

                                         By: /s/ Alfred C. Salvato
                                             -----------------------------------
                                             Name:  Alfred C. Salvato
                                             Title: Treasurer


                                  Page 4 of 4